As filed with the Securities and Exchange Commission on March 10, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I

Amendment No. 2

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

MEDAREX, INC.

(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK,

par value $0.01 per share

(Title of Class of Securities)

583916-10-1

(CUSIP Number of Class of Securities)

Donald L. Drakeman

President and Chief Executive Officer

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

Telephone: (609) 430-2880

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

W. Bradford Middlekauff	Nancy H. Wojtas, Esq.
Senior Vice President, General Counsel and Secretary	Jaimee R. King, Esq.
MEDAREX, INC.	COOLEY GODWARD LLP
707 State Road	Five Palo Alto Square, 3000 El Camino Real
Princeton, New Jersey 08540	Palo Alto, California 94306-2155
Telephone: (609) 430-2880	Telephone: (650) 843-5000

☐     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐    Third-party tender offer subject to Rule 14d-1.

☒    Issuer tender offer subject to Rule 13e-4.

☐    Going-private transaction subject to Rule 13e-3.

☐    Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☒

INTRODUCTORY STATEMENT

This is a final amendment to the Tender Offer Statement on Schedule TO initially filed by Medarex, Inc. (the “Company”) with the Securities and Exchange Commission on February 7, 2003, as amended on February 24, 2003, in connection with our offer (the “Offer”) to exchange all eligible options currently outstanding under the Company’s stock option plans to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), held by eligible optionholders for replacement options to purchase shares of Common Stock, upon the terms and subject to the conditions set forth in the Offer to Exchange, dated February 7, 2003. This final amendment’s sole purpose is to report the results of the Offer.

ITEM 4. TERMS OF THE TRANSACTION.

Item 4(a) of the Schedule TO, as amended, is hereby further amended and supplemented to add the following:

The Offer expired at midnight, Eastern Time, on Friday, March 7, 2003. The Company accepted an aggregate of approximately 2,309,401 shares of Common Stock underlying eligible options. This number represents approximately 82% of the total number of shares of Common Stock underlying eligible options outstanding as of January 31, 2003. A total of approximately 197 eligible optionholders elected to exchange an aggregate of approximately 2,309,401 shares of Common Stock underlying eligible options and will receive replacement options to purchase an aggregate of approximately 1,319,269 shares of Common Stock in exchange for the cancellation of such eligible options. We have already or will promptly send each participating employee whose options have been accepted for cancellation an E-Mail Confirmation Notice, substantially in the form of Exhibit 99.(a)(1)(J), as filed with the Securities and Exchange Commission on February 7, 2003.

ITEM 12.  EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated February 7, 2003.

99.(a)(1)(B)*	Summary of Terms.

99.(a)(1)(C)*	Form of E-Mail Transmittal Letter.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Memorandum to Employees Holding Eligible Employee Options.

99.(a)(1)(H)*	Memorandum to Executive Officers Holding Eligible Officer Options.

99.(a)(1)(I)*	Form of E-Mail Reminder Notice.

99.(a)(1)(J)*	Form of E-Mail Confirmation Notice.

99.(a)(1)(K)*	Form of Slide Presentation to Employees.

99.(a)(1)(L)	Medarex, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002 and incorporated herein by reference.

99.(a)(1)(M)	Medarex, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2002, as amended on May 15, 2002, and incorporated herein by reference.

99.(a)(1)(N)

Medarex, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002 and incorporated herein by reference.

99.(a)(1)(O)**	Supplement Amending the Offer to Exchange.

99.(a)(1)(P)**	Form of Electronic Notice to Employees of the Supplement Amending the Offer to Exchange.

99.(b)	Not applicable.

99(d)(1)

Medarex, Inc.’s 2002 New Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-101698), filed on December 6, 2002, and incorporated herein by reference).

99(d)(2)	Medarex, Inc.’s 2001 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-72154), filed on October 24, 2001 and incorporated herein by reference).

99(d)(3)

Medarex, Inc.’s 2001 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55224), filed on February 8, 2001 and incorporated herein by reference).

99(d)(4)	Medarex, Inc.’s 2000 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-39084), filed on June 12, 2000 and incorporated herein by reference).

99(d)(5)

Medarex, Inc.’s 2000 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55222), filed on February 8, 2001 and incorporated herein by reference).

99(d)(6)

Medarex, Inc.’s 1999 Stock Option Plan (filed as Exhibit 10.85 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(7)

Medarex, Inc.’s 1997 Stock Option Plan (filed as Exhibit 10.84 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(8)

Medarex, Inc.’s 1996 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 333-16349), filed on November 18, 1996 and incorporated herein by reference).

Exhibit Number	Description

99(d)(9)

Medarex, Inc.’s 1995 Stock Option Plan (filed as Exhibit 10.61 to the Company’s Post-Effective Amendment No. 5 to its Registration Statement on Form S-1 (File No. 33-57366), filed on September 15, 1995 and incorporated herein by reference).

99(d)(10)	Medarex, Inc.’s 1994 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 80213), filed on December 8, 1995 and incorporated herein by reference).

99(d)(11)	Medarex, Inc.’s 1992 Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71350), filed on November 5, 1993 and incorporated herein by reference).

99(d)(12)

Medarex, Inc.’s 1991 Amended and Restated Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71346), filed on November 5, 1993 and incorporated herein by reference).

99(d)(13)*	Form of Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan.

99(d)(14)*	Form of Houston Biotechnology Incorporated 1994A Stock Option Plan.

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 7, 2003.

**	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 24, 2003.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 10, 2003

MEDAREX, INC.

By:	/s/ Donald L. Drakeman
Name: Donald L. Drakeman Title: President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated February 7, 2003.

99.(a)(1)(B)*	Summary of Terms.

99.(a)(1)(C)*	Form of E-Mail Transmittal Letter.

99.(a)(1)(D)*	Form of Election Form.

99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)*	Memorandum to Employees Holding Eligible Employee Options.

99.(a)(1)(H)*	Memorandum to Executive Officers Holding Eligible Officer Options.

99.(a)(1)(I)*	Form of E-Mail Reminder Notice.

99.(a)(1)(J)*	Form of E-Mail Confirmation Notice.

99.(a)(1)(K)*	Form of Slide Presentation to Employees.

99.(a)(1)(L)	Medarex, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002 and incorporated herein by reference.

99.(a)(1)(M)	Medarex, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2002, as amended on May 15, 2002, and incorporated herein by reference.

99.(a)(1)(N)

Medarex, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002 and incorporated herein by reference.

99.(a)(1)(O)**	Supplement Amending the Offer to Exchange.

99.(a)(1)(P)**	Form of Electronic Notice to Employees of the Supplement Amending the Offer to Exchange.

99.(b)	Not applicable.

99(d)(1)

Medarex, Inc.’s 2002 New Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-101698), filed on December 6, 2002, and incorporated herein by reference).

99(d)(2)	Medarex, Inc.’s 2001 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-72154), filed on October 24, 2001 and incorporated herein by reference).

99(d)(3)

Medarex, Inc.’s 2001 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55224), filed on February 8, 2001 and incorporated herein by reference).

99(d)(4)	Medarex, Inc.’s 2000 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-39084), filed on June 12, 2000 and incorporated herein by reference).

99(d)(5)

Medarex, Inc.’s 2000 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55222), filed on February 8, 2001 and incorporated herein by reference).

99(d)(6)

Medarex, Inc.’s 1999 Stock Option Plan (filed as Exhibit 10.85 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(7)

Medarex, Inc.’s 1997 Stock Option Plan (filed as Exhibit 10.84 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(8)

Medarex, Inc.’s 1996 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 333-16349), filed on November 18, 1996 and incorporated herein by reference).

Exhibit Number	Description

99(d)(9)

Medarex, Inc.’s 1995 Stock Option Plan (filed as Exhibit 10.61 to the Company’s Post-Effective Amendment No. 5 to its Registration Statement on Form S-1 (File No. 33-57366), filed on September 15, 1995 and incorporated herein by reference).

99(d)(10)	Medarex, Inc.’s 1994 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 80213), filed on December 8, 1995 and incorporated herein by reference).

99(d)(11)	Medarex, Inc.’s 1992 Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71350), filed on November 5, 1993 and incorporated herein by reference).

99(d)(12)

Medarex, Inc.’s 1991 Amended and Restated Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71346), filed on November 5, 1993 and incorporated herein by reference).

99(d)(13)*	Form of Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan.

99(d)(14)*	Form of Houston Biotechnology Incorporated 1994A Stock Option Plan.

99.(g)	Not applicable.

99.(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 7, 2003.

**	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on February 24, 2003.